Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective February 1, 2007 (the “Effective Date”) by and between Live Nation Worldwide, Inc., a Delaware corporation (“Live Nation”), and Nathan Hubbard (the “Employee”). Live Nation and the Employee are jointly referred to herein as the “Parties.”

WHEREAS, Live Nation and the Employee desire to enter into an employment relationship under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	TERM OF EMPLOYMENT

The Employee’s term of employment starts on the Effective Date and ends on the close of business on December 31, 2009 unless terminated earlier pursuant to the terms set forth in Section 7 below (“Initial Term”). This Agreement shall be automatically renewed for additional one year terms (each an “Extension Term”) upon the expiration of the Initial Term and each Extension Term, unless either party gives the other party a written notice of termination not less than thirty (30) days prior to the date of expiration of the Initial Term or any Extension Term. The Initial Term and any Extension Term are referred to herein collectively as the “Term”.

2.	TITLE AND DUTIES; EXCLUSIVE SERVICES

(a) Title and Duties. The Employee’s title is President, Live Nation Ticketing. The Employee will perform job duties that are usual and customary for these positions, and will perform additional reasonable services and duties that Live Nation may from time to time designate that are consistent with the usual and customary duties of these positions (“Services”). The Employee will report to Live Nation’s Chief Executive Officer, currently Michael Rapino. The Employee will abide by the rules, regulations, and practices as adopted or modified from time to time in Live Nation’s sole discretion of which the Employee is notified and which are applicable to similarly-situated executives, including but not limited to those set forth in the Live Nation Employee Handbook. The Employee will devote Employee’s full working time and efforts to the business and affairs of Live Nation; provided, however, that the foregoing shall not prevent the Employee from serving on the board of directors of any company that is not in competition with Live Nation, including, without limitation, Top Spin; provided, further, that the Employee first obtains the written consent of Live Nation’s General Counsel to serve in such capacity. In addition, the Employee shall be entitled to engage in activities related to music composition consistent with past practices and the Company shall not have any ownership interest in any such work product.

(b) Exclusive Services. During employment with Live Nation, the Employee shall not be employed elsewhere absent written consent by Live Nation, nor shall the Employee engage in any activity that is competitive with Live Nation and, except as set forth in the preceding Section 2(a), shall not render any services to any other person or business or acquire any interest of any type in any other business which is in competition with Live Nation;

provided, however, that the foregoing shall not be deemed to prohibit the Employee from acquiring, solely as an investment, (i) up to 5% of any securities of a partnership, trust, corporation or other entity so long as the Employee remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with Live Nation or (ii) up to 5% of the outstanding equity interests of any publicly-held company.

3.	COMPENSATION AND BENEFITS

(a) Base Salary. Live Nation will pay the Employee an annual gross base salary of $400,000 ($33,333.34 per month), less payroll deductions. The Employee will be eligible for annual raises commensurate with Live Nation policy, but in no event less than 5% each year. All payments of base salary will be made in installments according to Live Nation’s regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by Live Nation.

(b) Bonus. Beginning in calendar year 2007 and in each subsequent calendar year of this Agreement, the Employee will be eligible for an annual performance bonus which will not be less than $200,000 (the “Bonus”) to be paid in a combination of cash, stock options and/or restricted stock, on terms and conditions to be set and determined in writing by Live Nation’s Chief Executive Officer for each calendar year. Subject to Section 8 below, the Employee must be employed by Live Nation through the date on which annual performance bonuses are paid in order to be eligible to receive the Bonus in any particular calendar year of this Agreement; provided, however, that any Bonus will be pro-rated for the calendar year in which the Term expires.

(c) Employment Benefit Plans. The Employee will be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly-situated employees of Live Nation may participate as stated in the Live Nation Employee Handbook and in accordance with the benefit plans established by Live Nation, and as may be amended from time to time in Live Nation’s sole discretion. Live Nation will treat, and cause all its employee benefit plans and programs to treat, the service of the Employee with Musictoday prior to the effective date of this Agreement as service rendered to Live Nation for purposes of eligibility to participate, vesting and benefits accrued in Live Nation’s benefit plans, including, without limitation, minimum waiting periods for participation.

(d) Vacation. The Employee shall be entitled to 4 weeks paid vacation annually, subject to the applicable policies, restrictions and conditions set forth in the Live Nation Employee Handbook, as may be amended from time to time.

(e) Expenses. Live Nation will pay or reimburse the Employee for all normal and reasonable travel (including first class air travel expenses for flights over two hours) and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to Live Nation upon submission of proper vouchers in accordance with Live Nation’s expense reimbursement policy. Live Nation will provide the Employee with access to a credit card, subject to the approval of the credit card company and based on the Employee’s credit history, and which should only be used for business purposes. Payment for items purchased with the credit card is the responsibility of the Employee, and Live Nation will reimburse the Employee for those expenses as set forth in this Section 3(e). Live Nation will pay for or reimburse the Employee for all reasonable expenses relating to the Employee’s relocation of the Employee’s primary residence from Virginia to California.

(f) Stock Options. In May 2007, the Compensation Committee of the Board of Directors of Live Nation, Inc. (the “Committee”) granted to the Employee stock options to purchase 25,000 shares of Live Nation, Inc. common stock. Live Nation will, within ninety days of the full execution of this Agreement, recommend to the Committee that the Employee be granted additional stock options to purchase 20,000 shares of Live Nation. Inc.’s common stock and such stock option grant shall be made in the sole and absolute discretion of the Committee; provided, that in the event such grant is not approved by the Committee, notwithstanding Section 7(d) below, the Employee shall have the right at any time within 10 days of such non-approval to terminate this Agreement immediately upon written notice to Live Nation. Any future stock option grant shall be made in the sole and absolute discretion of the Committee and under the terms and conditions set forth in the applicable equity incentive plan and stock option agreement under which they are issued and shall have a strike price equal to the closing price of Live Nation, Inc.’s common stock listed on the New York Stock Exchange on the date of the grant.

(g) Restricted Stock. Live Nation will, within ninety days of the full execution of this Agreement, recommend to the Committee that the Employee be granted 10,000 shares of Live Nation. Inc.’s restricted stock and any such restricted stock grant shall be made in the sole and absolute discretion of the Committee; provided, that in the event such grant is not approved by the Committee, notwithstanding Section 7(d) below, the Employee shall have the right at any time within 10 days of such non-approval to terminate this Agreement immediately upon written notice to Live Nation. Any restricted stock grant shall be made under the terms and conditions set forth in the applicable equity incentive plan and restricted stock agreement under which they are issued. Live Nation’s obligations under this Agreement to the Employee concerning equity incentives are conditioned upon and subject to Live Nation’s decision, in its sole and absolute discretion, to (i) alter, suspend or discontinue its equity incentive program(s) or (ii) replace such program(s) with an alternative form or method of compensation.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

During the course of the Employee’s employment with Live Nation, Live Nation will provide the Employee with access to certain confidential information, trade secrets and other matters which are of a confidential or proprietary nature, including, without limitation, Live Nation’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, employment pay information and data, and other information Live Nation treats as confidential or proprietary (collectively, the “Confidential Information”). Live Nation provides on an ongoing basis such Confidential Information as Live Nation deems necessary or desirable to aid the Employee in the performance of the Employee’s duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside Live Nation (other than the Employee’s legal counsel) except to the extent that: (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing the Employee’s duties on behalf of Live Nation; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform Live Nation of such event, shall cooperate with Live Nation in attempting to obtain a protective order or to otherwise restrict such disclosure and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which Live Nation does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that the Employee will not, during employment and/or at any time thereafter, use such Confidential Information for any purpose, including but not limited to competing, directly or indirectly, with Live Nation. The Employee agrees that any confidential or proprietary information and materials the Employee receives from third parties relating to the Employee’s employment with Live Nation shall be deemed “Confidential Information” for all purposes of this Agreement and will be subject to all limitations on use and disclosure set forth in this Agreement, and the Employee shall not use or disclose any such information and materials in any manner inconsistent with any of Live Nation’s obligations towards such third party.

At such time as the Employee shall cease to be employed by Live Nation, the Employee will immediately turn over to Live Nation all Confidential Information, including papers, documents, writings, electronically stored information, other property and all copies of them, provided to or created by the Employee’s during the course of the Employee’s employment with Live Nation. The Employee also agrees that during the Employee’s employment with Live Nation and following the severance of the Employee’s employment for any reason, the Employee will not use Confidential Information, directly or indirectly, either for the Employee or for any other business, operation, corporation, partnership, association, agency or other person or entity, to call upon, compete for, solicit, divert or take away, or attempt to divert or take away, current or prospective customers of Live Nation (including, without limitation, any customer with whom Live Nation: (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six-month period preceding the Employee’s last day of employment with Live Nation; or (iii) has included as a prospect in its applicable pipeline).

5.	NON-HIRE OF LIVE NATION EMPLOYEES

To further preserve the rights of Live Nation pursuant to the nondisclosure covenant discussed above, and for the consideration promised by Live Nation under this Agreement, during the term of the Employee’s employment with Live Nation and for a period of twelve months following the severance of the Employee’s employment with Live Nation for any reason (“Non-Hire Period”), the Employee will not, directly or indirectly: (i) hire any then-current employee of Live Nation who works for Live Nation or any former Live Nation employee within six months of the severance of that individual’s employment with Live Nation (“Then-Current Employee”); (ii) solicit or encourage any Then-Current Employee to terminate their employment with Live Nation; or (iii) solicit or encourage any Then-Current Employee to accept employment with any business, operation, corporation, partnership, association, agency or other person or entity with which the Employee may be associated; provided that upon termination of his employment the Employee’s then-current administrative assistant will be exempt from the foregoing prohibitions. If, during the Non-Hire Period, the Employee learns that any Then-Current Employee has accepted employment with any business, operation, corporation, partnership, association, agency or other person or entity with which the Employee may be associated (other than Live Nation), the Employee will immediately send notice to Live Nation identifying the employee and certifying that the Employee did not breach any provision of this non-hire covenant.

6.	NONCOMPETITION

To further preserve the rights of Live Nation pursuant to the nondisclosure covenant discussed above, and for the consideration promised by Live Nation under this Agreement, during the Employee’s employment with Live Nation, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant or otherwise, carry on, operate, manage, control or become involved in any manner with any business, operation, corporation, partnership, association, agency or other person or entity which is in the same business as Live Nation in any location in the United States in which Live Nation operates or has plans or has projected to operate during the Employee’s employment with Live Nation, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5% of the outstanding stock of any publicly-held company. Notwithstanding the foregoing, after the Employee’s employment with Live Nation has terminated, the Employee shall be permitted to engage in such activities that would otherwise be prohibited by this covenant.

To further preserve the rights of Live Nation pursuant to the nondisclosure covenant discussed above, and for the consideration promised by Live Nation under this Agreement, during the term of the Employee’s employment with Live Nation, the Employee will not, directly or indirectly, either for the Employee or for any other business, operation, corporation, partnership, association, agency or other person or entity, call upon, compete for, solicit, divert or take away, or attempt to divert or take away, current or prospective customers of Live Nation (including, without limitation, any customer with whom Live Nation: (i) has an existing agreement or business relationship; or (ii) has had an agreement or business relationship within the six-month period preceding the Employee’s last day of employment with Live Nation).

Live Nation and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect Live Nation’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the Parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to Live Nation, and upon breach of any provision of this noncompetition covenant, Live Nation shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which Live Nation may have (including, without limitation, the right to seek monetary damages).

Should the Employee violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to Live Nation at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until the Employee permanently ceases such violation.

7.	TERMINATION

The Employee’s employment with Live Nation may be terminated under the following circumstances:

(a) Death. The Employee’s employment with Live Nation shall terminate upon the Employee’s death.

(b) Disability. Live Nation may terminate the Employee’s employment with Live Nation if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform the Services under this Agreement on a full-time basis for more than 90 days in any 12-month period.

(c) Termination by Live Nation. Live Nation may terminate the Employee’s employment with Live Nation for any reason at any time, with or without notice. Live Nation may also terminate the Employee’s employment for “Cause.” A termination for Cause must be for one or more of the following reasons: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of the Employee’s duties, including, without limitation, violation of Live Nation’s policy on sexual harassment, misappropriation of funds or property of Live Nation other than the occasional, customary and de minimis use of Live Nation property for personal purposes, or other willful misconduct as determined in the sole discretion of Live Nation; (ii) continued, willful and deliberate non-performance by the Employee of the Employee’s material duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) the Employee’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of the Employee, a plea of nolo contendere by the Employee or other conduct by the Employee that, as determined in the reasonable discretion of Live Nation, has resulted in, or would result in if the Employee were retained in the Employee’s position with Live Nation, material injury to the reputation of Live Nation, including, without limitation, conviction of fraud, theft, embezzlement or a crime involving moral turpitude; (v) a breach by the Employee of any of the material provisions of this Agreement; or (vi) a violation by the Employee of Live Nation’s material employment policies, including but not limited to those set forth in the Live Nation Employee Handbook.

(d) Other Termination by Employee. The Employee may provide notice at any time of the Employee’s intent to terminate the Employee’s employment with Live Nation for any reason at any time; provided, however, that the Employee must provide Live Nation with 3 months prior written notice of the Employee’s intent to terminate the employment relationship in the event the Employee intends to seek employment with a competitor of Live Nation. If the Employee terminates under this Section 7(d), Live Nation may determine an earlier date on which Employee’s employment will end. Live Nation shall not be required to continue employment during the notice period.

8.	COMPENSATION UPON TERMINATION

(a) Death. If the Employee’s employment with Live Nation terminates by reason of the Employee’s death, Live Nation will pay in a lump sum amount, to such person as the Employee shall designate in a notice filed with Live Nation or, if no such person is designated, to the Employee’s estate, the Employee’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which the Employee’s spouse, beneficiaries or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies) or under this Agreement (if any).

(b) Disability. If the Employee’s employment with Live Nation terminates by reason of the Employee’s disability, Live Nation shall pay to the Employee, in a lump sum amount, the Employee’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which the Employee may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies) or under this Agreement (if any).

(c) Termination by Live Nation for Cause. If the Employee’s employment with Live Nation is terminated by Live Nation for Cause, Live Nation will pay to the Employee, in a lump sum amount, the Employee’s accrued and unpaid base salary and any payments to which the Employee may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies) or under this Agreement (if any).

(d) Termination by Live Nation Without Cause. If the Employee’s employment with Live Nation is terminated by Live Nation without Cause during the Term, Live Nation will pay to the Employee, in a lump sum amount, the Employee’s accrued and unpaid base salary, prorated bonus, if any, unreimbursed expenses and any payments to which the Employee may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies) or under this Agreement (if any). In addition, if the Employee signs an agreement, in a form and manner satisfactory to Live Nation, containing a general release of claims reasonably satisfactory to Live Nation, Live Nation will, within 90 days, pay to the Employee a gross lump sum equal to the Employee’s monthly base salary for a period equal to the greater of (i) the remainder of the Term or (ii) twelve months.

(e) Termination by Employee or Live Nation Based on Notice and Expiration of the Term. If the Employee’s employment with Live Nation is terminated by the Employee or Live Nation based on notice and expiration of the Term as set forth in Section 1, Live Nation shall pay to the Employee, in a lump sum amount, the Employee’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which the Employee may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(f) Effect of Compliance with Compensation upon Termination Provisions. Upon complying with Sections 8(a) through 8(e) above, as applicable, Live Nation will have no further obligations to the Employee under this Agreement except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of Live Nation in which the Employee has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(g) Delayed Payments. In the event that Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), applies to any compensation with respect to the Employee’s termination, payment of that compensation shall be delayed if the Employee is a

“specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six months from the date of the Employee’s termination. On the day following the end of such six-month period, Live Nation shall make a catch-up payment to the Employee equal to the total amount of such payments that would have been made during the six-month period but for this Section 8(g).

9.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon the Employee, the Employee’s heirs and the Employee’s personal representative or representatives, and upon Live Nation and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party, other than, in the case of the Employee, by will or by the laws of descent and distribution, and, in the case of Live Nation, in connection with the sale of all or substantially all of the assets or capital stock of Live Nation or any other transaction resulting in a change of control of Live Nation.

10.	GOVERNING LAW; VENUE

This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice of law or conflict provisions or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California, and the Employee hereby expressly consents to the personal jurisdiction of the state and federal courts located in Los Angeles, California for any lawsuit arising from or relating to this Agreement.

11.	DEFINITION OF LIVE NATION

As used in this Agreement, the term “Live Nation” shall include Live Nation Worldwide, Inc. and any of its past, present and future divisions, operating companies, parent entities, subsidiaries and affiliates.

12.	LITIGATION AND REGULATORY COOPERATION

During and after the Employee’s employment, the Employee shall reasonably cooperate with Live Nation in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Live Nation which relate to events or occurrences that transpired while the Employee was employed by Live Nation; provided, however, that such cooperation shall not materially and adversely affect the Employee or expose the Employee to an increased probability of civil or criminal litigation. The Employee’s cooperation in connection with such claims or actions shall include, without limitation, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Live Nation at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with Live Nation in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by Live Nation. Live Nation will pay the Employee on an hourly basis (to be derived from the Employee’s base salary) for requested litigation and regulatory cooperation that occurs after the Employee’s termination of employment, and reimburse the Employee for all costs and expenses incurred in connection with the Employee’s performance under this paragraph, including, without limitation, reasonable attorneys’ fees and costs.

13.	ARBITRATION

The Parties agree that any dispute, controversy or claim, whether based on contract, tort, statute, discrimination, retaliation or otherwise, relating to, arising from or connected in any manner to this Agreement, or to the alleged breach of this Agreement, or arising out of or relating to Employee’s employment or termination of employment, shall, upon timely written request of either party be submitted to and resolved by binding arbitration. The arbitration shall be conducted in Los Angeles, California. The arbitration shall proceed in accordance with the rules for resolution of employment disputes of JAMS in effect at the time the claim or dispute arose, unless other rules are agreed upon by the Parties. Unless otherwise agreed to by the Parties in writing, the arbitration shall be conducted by one arbitrator who is a member of JAMS and who is selected pursuant to the methods set out in the rules for resolution of employment disputes of JAMS. Any claims received after the applicable/relevant statute of limitations period has passed shall be deemed null and void. The award of the arbitrator shall be a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, to enforce an arbitration award and to vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. Live Nation will pay the actual costs of arbitration excluding attorneys’ fees to the extent required by law. Each party will pay its own attorneys’ fees and other costs incurred by their respective attorneys.

14.	REPRESENTATIONS AND WARRANTIES OF THE EMPLOYEE

Each party represents and warrants to the other party that such party is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of the Employee’s duties hereunder or the other rights of Live Nation hereunder.

The Employee represents and warrants to Live Nation that the Employee is under no physical or mental disability that would hinder the performance of the Employee’s duties under this Agreement.

The Employee represents and warrants that the Employee’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations the Employee may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by the Employee in confidence or in trust prior to becoming an employee of Live Nation. The Employee further represents and warrants and covenants that the Employee will not disclose to Live Nation, or use in connection with the Employee’s activities as an employee of Live Nation, or induce Live Nation to use, any proprietary or confidential information or trade secrets of the Employee or any third party at any time, including but not limited to any proprietary or confidential information or trade secrets of any former employer.

15.	MISCELLANEOUS

This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the Parties relating to the subject matter hereof, including but not limited to any prior employment agreement between the Parties. No modification or amendment of this Agreement shall be valid unless in writing and signed by the Employee and Live Nation. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

THE EMPLOYEE ACKNOWLEDGES THE EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT THE EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT THE EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT THE EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON THE EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

EMPLOYEE

Date:	12/13/2007	/s/ Nathan Hubbard
Nathan Hubbard

LIVE NATION WORLDWIDE, INC.

Date:		By:	/s/ Michael Rapino
Name:
Title: